Exhibit 10.30

THINKTIV CONFIDENTIAL

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made by and between Thinktiv, Inc. whose principal place of business is located at 1011 San Jacinto Blvd. #202, Austin, Texas 78701 (“Thinktiv”) and Allied Integral United, Inc., having its principal place of business at 2211 NW Military Highway, Suite 201, San Antonio, TX 78213 (“Client”) and entered into as of March 6, 2019 (the “Effective Date”).

1	Scope of Services

1.1	Thinktiv agrees to provide the services (“Services”) described on separately executed statements of work (the “SOW”) as may from time to time be issued hereunder.

1.2	Each SOW shall define a specific Service authorized by Client, the Service schedule or term, the applicable pricing, and other appropriate terms and conditions.

1.3	Each SOW shall be governed by the terms and conditions of this Agreement; however, in the event of any conflict between this Agreement and a SOW, the provisions of the SOW shall prevail.

1.4	Thinktiv shall have the right to use third parties (“Third Party Consultants”) in performance of its obligations and Services hereunder and, for purposes of this Agreement, all references to Thinktiv or its employees shall be deemed to include such Third Party Consultants.

1.5	Each SOW shall remain in effect until it has expired on its own terms, is terminated in accordance with this Agreement, or the Service authorized thereunder is completed.

1.6	Client acknowledges and agrees that the Services are advisory in nature only. Accordingly, Thinktiv is not responsible for investigating, and cannot be liable to the Client for or relied upon to disclose, any errors, fraud, or illegal acts that may exist, or any other matters outside the scope of the Services. Further, all advice and services provided to Client in connection with this engagement are intended solely for the benefit and use of Client in connection with the matters described above, and accordingly no such advice or Services shall be relied upon by any person or entity other than Client. Finally, Client acknowledges and agrees that the Services are not in the nature of legal advice, and that with respect to the negotiation and documentation of any transaction, as well as the Client’s review of and entry into this Agreement, Client has been and will be represented by legal counsel of its own choosing.

2	Price and Payment

2.1	The Services provided by Thinktiv shall be at the pricing set forth in the applicable SOW. In the event a SOW does not reference any specific pricing or the Services are not referenced in the SOW, such Services shall be performed at Thinktiv’s then-current standard time and material rates and charges.

2.2	Thinktiv will submit invoices for charges and expenses hereunder weekly. Client shall make payment of each invoice in US dollars within thirty (30) days from the invoice date. Client shall reimburse Thinktiv for all reasonable travel, food, lodging and other out-of-pocket expenses incurred in performance of a given Service.

2.3	Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial periods) or at the maximum rate permitted by law, whichever is less.

2.4	The charges required to be paid hereunder do not include any amount for taxes or levy (including interest and penalties). Client shall reimburse Thinktiv and hold Thinktiv harmless from all sales, use, VAT, excise, property, or other taxes or levies which Thinktiv is required to collect or remit to applicable tax authorities. This provision does not apply to Thinktiv’s income or franchise taxes, or any taxes for which Client is exempt, provided Client has furnished Thinktiv with a valid tax exemption certificate.

3	Confidential Information

3.1	Each party agrees at all times to keep strictly confidential all Confidential Information (as hereafter defined) belonging to the other party. “Confidential Information” shall mean any information, technical data or know-how including, but not limited to, that which comprises or relates to the other party’s confidential and proprietary trade secrets, hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, processes, procedures, intellectual property, market research, marketing techniques and plans, business plans and strategies, customer names and other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, in oral, demonstrative, written, electronic, graphic or machine-readable form and any analyses, compilations, studies or documents related thereto.

3.2	Each party shall at all times protect and safeguard the Confidential Information of the other and agrees not to, in whole or in part, sell, lease, license, assign, transfer, or disclose the Confidential Information to any third party and shall not copy, reproduce or distribute the Confidential Information except as expressly permitted in this Agreement. Each party shall take every reasonable precaution to prevent the theft, disclosure, and the unauthorized copying, reproduction or distribution of the Confidential Information. The parties agree, however, that Thinktiv may disclose Confidential Information on a confidential basis to a Third Party Consultant in connection with any work that the Third Party Consultant is performing on behalf of Thinktiv.

THINKTIV CONFIDENTIAL

3.3	Each party acknowledges that the other party shall have the right to take all reasonable steps to protect its Confidential Information, including, but not limited to, seeking injunctive relief and any other remedies as may be available at law or in equity in the event the other party does not fulfill its obligations under this Section.

3.4	Each party agrees to restrict access to the other party’s Confidential Information only to those employees and/or Third Party Consultants who (i) require access in the course of their assigned duties and responsibilities, and (ii) have agreed in writing to be bound by provisions no less restrictive than those set forth in this Section.

3.5	Without granting any right or license, the obligations of the parties hereunder shall not apply to any material or information that: (i) is, or at any time becomes, a part of the public domain through no act or omission of the receiving party; (ii) is independently discovered or developed by the receiving party without use of the disclosing party’s Confidential Information; (iii) is rightfully obtained from a third party without any obligation of confidentiality; or (iv) is already known by the receiving party without any obligation of confidentiality prior to obtaining the Confidential Information from the disclosing party. In addition, neither party shall be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized agency of government, provided that notice is promptly given to the party whose Confidential Information is to be so disclosed so that such party may seek a protective order and/or engage in other efforts to minimize the required disclosure. The parties shall cooperate in seeking the protective order and engaging in such other efforts.

3.6	Nothing in this Agreement shall preclude Thinktiv from using in any manner or for any purpose it deems necessary, the know-how, techniques, or procedures acquired or used by Thinktiv in the performance of Services hereunder.

4	Ownership

4.1	In the event Thinktiv provides any deliverables that are specified in a SOW (“Deliverables”), unless otherwise provided in a SOW, upon payment, Client shall own all right, title and interest in the copyright to the Deliverables, subject to Thinktiv’s rights in the Non-Custom Elements. Upon payment, all Deliverables are “works made for hire” to the extent allowed by law. In the event any Deliverables are not deemed “works made for hire,” upon payment Thinktiv hereby assigns and transfers all right, title and interest in the Deliverables to Client.

4.2	To the extent that any Deliverable incorporates any software or other materials (including design, coding, user interfaces, visual elements and data models) developed prior to or independently of the Services for Client or for which Client does not pay (“Non-Custom Elements”), Thinktiv retains ownership in such Non-Custom Elements and upon payment for the Deliverable incorporating the Non-Custom Elements, grants to Client a worldwide, nonexclusive, license to reproduce, distribute, perform and display (publicly or otherwise), and otherwise use and exploit the Non-Custom Elements and derivative works thereof solely in connection with the applicable Deliverable.

4.3	Notwithstanding anything contained herein, all general know-how, systems, software (including any modifications, enhancements, and updates), documentation, tools, utilities, methodologies, specifications, techniques and other materials resulting from Thinktiv’s performance of the Services (together with the intellectual property rights therein but excluding any Client Confidential Information) shall vest in Thinktiv. Furthermore, notwithstanding anything to the contrary in the Agreement or in a Statement of Work, Client hereby grants to Thinktiv a worldwide, nonexclusive, perpetual, irrevocable, royalty-free, transferable, sub-licensable license to (i) modify and otherwise create derivative works based on Generic Components and (ii) reproduce, distribute, perform and display (publicly or otherwise), and otherwise use and exploit the Generic Components and derivative works thereof. “Generic Components” shall mean any code, algorithm, materials, process or other items of Deliverables that have been developed or created by Thinktiv that are owned by Client and do not include or disclose any Client Confidential Information.

4.4	Thinktiv shall have no maintenance or support obligations with respect to any Deliverables or any other software (including design, coding, user interfaces, visual elements, and data models), materials, and/or related documentation provided to Client by Thinktiv under this Agreement.

5	Client’s Facilities. To the extent required by Thinktiv, Client will make available to Thinktiv certain of its facilities, computer resources, software, networks, personnel, and business information as are required to perform any Service hereunder. Thinktiv agrees to comply at all times with Client’s rules and regulations regarding safety, security, and conduct which Client provides to Thinktiv in writing.

6	Warranties. Thinktiv warrants that it has the right to enter into this Agreement. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, THINKTIV MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

THINKTIV CONFIDENTIAL

Indemnity. Client shall defend, indemnify and hold harmless Thinktiv and its affiliates and their officers, directors, employees, agents and successors and assigns (“Indemnified Parties”) against (i) any and all demands, claims, and causes of action in connection with any advice rendered to Client by the Indemnified Parties (each a “Claim”); (ii) any and all damages, claims, liabilities, penalties, loss, time expended, costs and expenses arising from or related to a Claim (whether under a theory of negligence, strict liability, contract or otherwise), incurred by Indemnified Parties, including, without limitation, reasonable attorneys’ fees and costs and investigative costs (collectively, “Loss”). Indemnification shall apply even if the Loss is due in whole or in part to the negligence of any Indemnified Parties, but excluding any damages to the extent that the damages are finally determined to have resulted from the gross negligence or willful misconduct of any Indemnified Parties.

Limitation of Liability. IN NO EVENT SHALL THINKTIV BE LIABLE ON ANY THEORY OF LIABILITY, WHETHER IN AN EQUITABLE, LEGAL, OR COMMON LAW ACTION ARISING HEREUNDER FOR CONTRACT, STRICT LIABILITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR DAMAGES WHICH, IN THE AGGREGATE, EXCEED THE AMOUNT OF CHARGES PAID BY CLIENT FOR THE SERVICES WHICH GAVE RISE TO SUCH DAMAGES IN THE SIX (6) MONTH PERIOD PRIOR TO SUCH CLAIM AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. IN NO EVENT SHALL THINKTIV BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND AND HOWEVER CAUSED, INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION OR LOSS OF PROFITS, BUSINESS OPPORTUNITIES, OR GOOD WILL EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

7	Termination

7.1	This Agreement or any SOW hereunder may be terminated prior to expiration or completion in accordance with the following: (i) by Thinktiv if Client fails to make any payments due hereunder within fifteen (15) days after Thinktiv delivers notice of default to Client; (ii) by either party without cause on thirty (30) days prior written notice. However, no such termination shall be effective until all applicable SOWs have been completed; (iii) by either party in the event the other (i) has failed to perform any obligation required to be performed under this Agreement or a SOW and such failure is not corrected within thirty (30) days from receipt of written notice advising of such failure from the other party; or (ii) files a petition for bankruptcy or insolvency, has an involuntary petition filed against it, commences an action providing for relief under bankruptcy laws, files for the appointment of a receiver, or is adjudicated a bankrupt concern and such determination is not rescinded within sixty (60) days.

7.2	Client shall pay a prorata portion of any Service, which is incomplete at the time of termination and for which payments have not been made, and upon such payment Thinktiv shall deliver to Client copies of all such incomplete work.

7.3	Upon termination or expiration of this Agreement or any SOW, each party shall deliver to the other all copies of all applicable Confidential Information of the other party.

8	General Terms and Conditions

8.1	Independent Contractor. Thinktiv is an independent contractor and nothing in this Agreement shall be deemed to make Thinktiv an agent, employee, partner or joint venturer of Client. Neither party shall have authority to bind, commit, or otherwise obligate the other party in any manner whatsoever.

8.2	Expenses and Attorneys’ Fees. In the event any action, including arbitration, is brought to enforce any provision of this Agreement or any SOW or to declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal and other related costs and expenses, including attorney’s fees.

8.3	Assignment. Client may not assign or transfer its rights under this Agreement whether by operation of law, change of control, or in any other manner, without the prior written consent of Thinktiv. Any attempt to assign or transfer this Agreement by Client shall be void.

8.4	Notices. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party addressed. All notices shall be sent to the applicable address specified on the face page hereof or to such other address as the parties may designate in writing. Unless otherwise specified, all notices to Thinktiv shall be sent to the attention of the President with a copy to the General Counsel.

8.5	Force Majeure. Thinktiv shall not be liable to Client for any delay or failure of Thinktiv to perform its obligations hereunder if such delay or failure arises from any cause or causes beyond the reasonable control of Thinktiv. Such causes shall include, but are not limited to, acts of God, floods, fires, loss of electricity or other utilities, labor strike, or delays by Client in providing required resources or support or performing any other requirements hereunder.

8.6	Reservation of Rights. Thinktiv reserves all rights not specifically granted herein.

8.7	Entire Agreement. This Agreement and its SOWs constitute the entire agreement between the parties regarding the subject matter hereof and supersede all proposals, prior discussions and writings between the parties with respect thereto. The terms and conditions of any purchase order or other instrument issued by Client in connection with this Agreement shall not be binding on Thinktiv.

THINKTIV CONFIDENTIAL

8.8	Modifications. The parties agree that this Agreement cannot be altered, amended or modified, except in writing which is signed by an authorized representative of both parties.

8.9	Nonsolicitation. During the term of this Agreement and for a period of two (2) years thereafter, Client agrees not to hire, solicit, nor attempt to solicit, the services of any employee or Third Party Consultant of Thinktiv without the prior written consent of Thinktiv. Client further agrees not to hire, solicit, nor attempt to solicit, the services of any former employee or Third Party Consultant of Thinktiv for a period of one (1) year from such former employee’s or Third Party Consultant’s last date of service with Thinktiv. Violation of this provision shall entitle Thinktiv to assert liquidated damages against Client equal to two hundred percent (200%) of the solicited person’s gross annual compensation.

8.10	Headings. Headings are for reference purposes only, have no substantive effect, and shall not enter into the interpretation hereof.

8.11	No Waiver. No failure or delay in enforcing any right or exercising any remedy will be deemed a waiver of any right or remedy.

8.12	Severability and Reformation. If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be reformed to the minimum extent necessary in order for this Agreement to remain in effect in accordance with its terms as modified by such reformation.

8.13	Survival. The provisions set forth in Sections 1.6, 2, 3, 4, 6.2, 7, 8, and 10 of this Agreement shall survive termination or expiration of this Agreement.

8.14	Publicity. Client agrees to cooperate with Thinktiv (i) in providing oral and/or written references to Thinktiv’s prospective customers; (ii) in providing oral and/or written references to press and industry analysts; and (iii) in delivering pre-approved quotations to be used in Thinktiv’s sales and marketing materials. Thinktiv may include Client’s tradename and logo on publicly displayed customer lists (including Thinktiv’s Internet Web Site).

8.15	Mediation. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to the American Arbitration Association (“AAA”) for mediation. Either party may commence mediation by providing to AAA and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with AAA and with one another in selecting a mediator and in scheduling the mediation proceedings. The mediation will be conducted in accordance with the Commercial Mediation rules of the AAA. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to (i) preserve the status quo pending the completion of that process; or (ii) prevent disclosure of Confidential Information or misuse of intellectual property. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action if the parties so desire. The provisions of this Section may be enforced by any court of competent jurisdiction and the party seeking enforcement shall be entitled to an award of all reasonable costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

8.16	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF. ANY ACTION OR SUIT RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN AUSTIN, TEXAS AND EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.

THINKTIV CONFIDENTIAL

The parties hereto agree to the foregoing as evidenced by their signatures below.

Agreed to by:

THINKTIV, INC.		ALLIED INTEGRAL UNITED, INC.

By:	/s/ Steve Waters	By:	/s/ Jim Walesa

Name:	Steve Waters	Name:	James Walesa

Title:	Chief Strategy & Ventures Officer	Title:	Chief Executive Officer

Date:	March 6, 2019	Date:	March 6, 2019